UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 16, 2024
__________________________________________
Cimpress plc
(Exact Name of Registrant as Specified in Its Charter)
__________________________________________

Ireland	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Floor Building 3,	Finnabair Business and Technology Park A91 XR61
Dundalk, Co. Louth
Ireland
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: +353 42 938 8500 not applicable
(Former Name or Former Address, if Changed Since Last Report)
__________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Exchange on Which Registered
Ordinary Shares, nominal value per share of €0.01	CMPR	NASDAQ	Global Select Market

Item 1.01. Entry into a Material Definitive Agreement

On December 16, 2024, Cimpress plc (“Cimpress”) entered into Amendment No. 4 among Cimpress and five of its subsidiaries, Vistaprint Limited, Cimpress Schweiz GmbH, Vistaprint B.V., Vistaprint Netherlands B.V., and Cimpress USA Incorporated, as borrowers (collectively, the “Borrowers”); Cimpress' subsidiaries that guaranty the Borrowers' obligations; the financial institutions listed on the signature pages thereof; and JPMorgan Chase Bank N.A., as administrative agent for the lenders (the “Administrative Agent”) (“Amendment 4”), which amends the senior secured Credit Agreement dated as of October 21, 2011, as amended and restated as of February 8, 2013, as further amended and restated as of July 13, 2017, as further amended and restated as of May 17, 2021, as further amended effective as of July 1, 2023, as further amended as of May 15, 2024, and as further amended as of September 26, 2024, among the Borrowers, the lenders named therein as lenders, and the Administrative Agent (the "Credit Agreement"). The Credit Agreement governs the Borrowers' Term Loan B, which consists of a tranche denominated in U.S. dollars ("USD Tranche") and a tranche denominated in Euros ("Euro Tranche").

Pursuant to Amendment 4, the Borrowers refinanced the entire USD Tranche and the entire Euro Tranche as follows:

•Amendment 4 reduced the interest rate margin of the USD Tranche by 50 basis points, from SOFR plus 3.00% to SOFR plus 2.50%.

•The existing USD Tranche with an aggregate principal amount equal to $1,032,310,634 was exchanged for a new USD Tranche with the terms described immediately above.

•Amendment 4 also increased the size of the new USD Tranche by $48,614,176, the proceeds of which the Borrowers used to prepay the entire balance of the Euro Tranche.

After these changes, the Term Loan B consists of a USD Tranche with an aggregate principal amount equal to $1,080,924,811. No other material changes were made to the terms of the Term Loan B or the Credit Agreement, including the maturity date for the Term Loan B which remains May 17, 2028.

Cimpress estimates these changes will reduce its annualized cash interest expense by approximately $5 million compared to prior pricing.

The foregoing is not a complete description of Amendment 4 and is qualified by reference to the full text and terms of Amendment 4, which is filed as an exhibit to this report and incorporated herein by reference.

This report contains statements about our future expectations, plans, and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including the cash interest expense savings we expect from the repricing. Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by the forward-looking statements in this report as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts and estimates are based; our failure to maintain compliance with the covenants in our debt documents and to pay our debts when due; general economic conditions; changes in interest rates; and other factors described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and subsequent documents we periodically file with the SEC.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this report is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits

Exhibit
No.	Description
10.1
Amendment No. 4, dated as of December 16, 2024, among Cimpress plc ("Cimpress"), Vistaprint Limited, Cimpress Schweiz GmbH, Vistaprint B.V., Vistaprint Netherlands B.V., and Cimpress USA Incorporated, as borrowers (the “Borrowers”); Cimpress' subsidiaries that guaranty the Borrowers' obligations; the financial institutions listed on the signature pages thereof; and JPMorgan Chase Bank N.A., as administrative agent (the “Administrative Agent”), to the senior secured Credit Agreement dated as of October 21, 2011, as amended and restated as of February 8, 2013, as further amended and restated as of July 13, 2017, as further amended and restated as of May 17, 2021, as further amended effective as of July 1, 2023, as further amended as of May 15, 2024, and as further amended as of September 26, 2024 among the Borrowers, the lenders named therein, and the Administrative Agent

104	Cover Page Interactive Data File, formatted in iXBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 17, 2024	Cimpress plc

By:	/s/ Sean E. Quinn
Sean E. Quinn
Executive Vice President and Chief Financial Officer